UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 7, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2005, Star Gas LLC, a Delaware limited liability company (the “General Partner”), which is the general partner of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership” and, together with the General Partner and their affiliates, successors and assigns, the “Company”) and Mr. Irik P. Sevin entered into a letter agreement and general release (the “Agreement”). In accordance with the Agreement, Mr. Sevin confirmed his resignation as Chairman of the Board of the General Partner and his resignation from employment as the Chief Executive Officer and President of the General Partner (and its subsidiaries) under the employment agreement between Mr. Sevin and the General Partner dated as of September 30, 2001, in each case effective immediately. Pursuant to the Agreement, Mr. Sevin will not be eligible for any benefits or compensation, other than as specifically provided in the Agreement. Pursuant to the Agreement, for the 13-year period beginning with the month following the five-year anniversary of the termination date, the General Partner will provide Mr. Sevin with a monthly retirement benefit equal to $29,166.67.

Mr. Sevin continues to be a director of the General Partner and will provide consulting services to the Company for a period of five years following the termination date (the “Consulting Period”). Mr. Sevin will be entitled to annual consulting fees of $395,000, payable in equal monthly installments. For a period of two years following the termination date, the General Partner will reimburse Mr. Sevin for all reasonable expenses incurred in maintaining an office to provide the consulting services provided that such expenses shall in no event exceed $50,000 per year. The General Partner will also provide Mr. Sevin with one administrative assistant at the same level as his current assistant during this two-year period. Mr. Sevin executed a general release in favor of the Company, containing certain exceptions.

On March 7, 2005, the General Partner entered into a voting trust agreement (the “Voting Trust Agreement”) with Irik P. Sevin, in his capacity as a member of the General Partner, and Irik P. Sevin, Stephen Russell and Joseph P. Cavanaugh in their capacities as trustees under the Voting Trust Agreement (the “Voting Trustees”). Pursuant to the Voting Trust Agreement, Mr. Sevin transferred all of his member interests (representing 15.6363% of the membership interests) in the General Partner to a voting trust for his benefit. Under the terms of the voting trust, these interests will be voted in accordance with the decision of a majority of the Voting Trustees. The voting trust created by the Voting Trust Agreement terminates on the earliest of (i) March 4, 2030, unless extended by further agreement as provided by law, (ii) at any time upon the agreement of all three of the Voting Trustees and the holders of voting trust certificates representing all of the interests in the General Partner that are being held in trust pursuant to the Voting Trust Agreement and (iii) the date upon which the Voting Trust Agreement is required to be terminated in order to comply with applicable law.

On March 7, 2005, the General Partner and Audrey L. Sevin entered into a letter agreement and general release (the “Letter Agreement”). In accordance with the Letter Agreement, Ms. Sevin confirmed her resignation from employment as the Secretary of the General Partner (and its subsidiaries), effective immediately. Pursuant to separate letter from Ms. Sevin to the Company, Ms. Sevin also agreed to resign as a member of the Board of Directors of the General Partner, effective immediately. Pursuant to the Letter Agreement, Ms. Sevin will not be eligible for any benefits or compensation, other than as specifically provided in the Letter Agreement. Within 10 days of the termination date, the Company will provide or cause to be provided to Ms. Sevin as severance 26 weeks of her base salary, payable in intervals in accordance with the Company’s customary payroll practices. Ms. Sevin executed a general release in favor of the Company, containing certain exceptions.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the execution of the Agreement, the General Partner and Mr. Sevin agreed that his Employment Agreement and all monetary and other entitlements thereunder would be terminated. The Employment Agreement had an initial term of five years (terminating in September 2006), and was subject to automatic renewal for successive one-year periods, unless earlier terminated by the General Partner or by Mr. Sevin or otherwise terminated in accordance with the Employment Agreement. The Employment Agreement provided for an annual base salary of $675,000 (for fiscal 2005) which was to increase at the rate of $25,000 per year. In addition, Mr. Sevin was able to earn a bonus of up to 80% of his annual base salary (the “Targeted Bonus”) for services rendered based upon certain performance criteria. Mr. Sevin was also able to earn certain equity incentives if the General Partner met certain performance criteria specified in the Employment Agreement. In addition, Mr. Sevin was entitled to certain supplemental executive retirement benefits (“SERP”) if he retired after age 65. If a “change of control” (as defined in the Employment Agreement) of the General Partner occurred and prior thereto the Company terminated Mr. Sevin’s employment without “cause” (if such termination of employment was a condition of the agreement pursuant to which the change in control occurred), or at any time within two years subsequent to such change of control the General Partner terminated Mr. Sevin’s employment without “cause” or Mr. Sevin resigned with “good reason” or Mr. Sevin terminated his employment during the thirty day period commencing on the first anniversary of a change of control, then Mr. Sevin would have been entitled to (i) a lump sum payment equal to Mr. Sevin’s annual base salary through the Termination Date, to the extent not previously paid, plus a prorated portion of that year’s Targeted Bonus, plus his anticipated annual base salaries, Targeted Bonuses and equity incentives for the three years following the termination date; (ii) the continuation of Mr. Sevin’s group insurance benefits for two years following the termination date; (iii) a cash payment equal to the value of 325,000 senior subordinated units; and (iv) the acceleration of Mr. Sevin’s SERP benefits. If Mr. Sevin’s employment was terminated without “cause” or for “good reason” prior to a change of control, then Mr. Sevin was entitled to items (i) (but not continued equity incentives), (ii) and (iv) (as described in the prior sentence). Upon Mr. Sevin’s death or disability, Mr. Sevin (or in the event of his death, his named beneficiary, or, if none, his estate) would have will received a monthly payment beginning on his death or disability and continuing until age 65 (or in the case of his death until he would have reached age 65) equal to 60% of his base salary plus the prior year bonus divided by 12, but each payment would have been reduced by the monthly payment paid under other plans maintained by the General Partner. The Employment Agreement provided that if any payment received by Mr. Sevin was subject to a federal excise tax under Section 4999 of the Internal Revenue Code, the payment would have been be grossed up to permit Mr. Sevin to retain a net amount on an after-tax basis equal to what he would have received had the excise tax not been payable.

Item 5.02 Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers

(a) Effective as of March 7, 2005, Mr. Irik Sevin resigned as the Chairman of the Board of the General Partner and as the Chief Executive Officer and President of the Partnership (and its subsidiaries). The information set forth under Item 1.01 is hereby incorporated herein by this reference.

(b) Effective as of March 7, 2005, Mrs. Audrey L. Sevin resigned as a member of the Board of Directors and Secretary of the General Partner.

(c) Simultaneously with Mr. Sevin’s and Ms. Sevin’s resignations, William P. Nicoletti, a member of the General Partner’s Board of Directors, was named non-executive Chairman of the Board, Joseph P. Cavanaugh was named Chief Executive Officer of the General Partner and was elected as a member of the Board of Directors of the General Partner, and Daniel P. Donovan was named President and Chief Operating Officer of the General Partner.

Mr. Nicoletti will receive an annual fee of $120,000 for service as the non-Executive Chairman of the Board. Mr. Nicoletti will cease to be Chairman of the Audit Committee of the Board of Directors of the General Partner. Mr. Paul Biddelman will be Chairman of the Audit Committee and Mr. Stephen Russell will be Chairman of the Compensation Committee of the Board of Directors of the General Partner.

Mr. Cavanaugh formerly held the position of Chief Executive Officer of the propane segment, which was sold by the Partnership on December 17, 2004 to a subsidiary of Inergy, L.P. Mr. Cavanaugh will receive a salary of $275,000 per year. Information required by Item 401(b), (d) and (e) of Regulation S-K is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Part III, Item 10, “Directors and Executive Officers of the General Partner.” Information required by Item 404(a) of Regulation S-K is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Part III, Item 11, “Executive Compensation—Employment Contracts.”

In addition to serving as the President and Chief Operating Officer of the General Partner, Mr. Donovan will continue to hold the position of President of the heating oil segment. Information required by Item 401(b), (d) and (e) of Regulation S-K is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Part III, Item 10, “Directors and Executive Officers of the General Partner.” Information required by Item 404(a) of Regulation S-K is incorporated herein by reference to the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Part III, Item 11, “Executive Compensation—Employment Contracts.”

Item 9.01(c) Exhibits

99.1	Press Release issued by Star Gas Partners, L.P., dated March 7, 2005.

99.2	Letter Agreement and Release dated March 7, 2005 between Star Gas LLC, a Delaware limited liability company, and Mr. Irik P. Sevin.

99.3	Letter Agreement and Release dated March 7, 2005 between Star Gas LLC, a Delaware limited liability company, and Audrey L. Sevin.

99.4	Resignation of Audrey L. Sevin dated March 7, 2005.

99.5	Voting Trust Agreement dated March 7, 2005 by and among Star Gas LLC, a Delaware limited liability company, Irik P. Sevin, in his capacity as a member of Star Gas LLC, and Irik P. Sevin, Stephen Russell and Joseph P. Cavanaugh, in their capacities as trustees under the Voting Trust Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By:	Star Gas LLC (General Partner)

By:	/s/ Ami Trauber
Name:	Ami Trauber
Title:	Chief Financial Officer

Date: March 7, 2005